Exhibit 99.4

7000 Cardinal Place

Dublin, OH 43017

www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola (614) 757-3690 jim.mazzola@cardinal.com	Investors:	Bob Reflogal (614) 757-7542 bob.reflogal@cardinal.com

CARDINAL HEALTH ANNOUNCES SECTOR MANAGEMENT CHANGE

DUBLIN, Ohio, Nov. 5, 2007 — Cardinal Health, a global provider of products and services that improve the safety and productivity of health care, announced that effective today, Mark W. Parrish, 52, is stepping down as chief executive officer of the company’s Healthcare Supply Chain Services (HSCS) sector to pursue other interests. Chief Financial Officer Jeffrey W. Henderson, 42, will assume the additional role of interim CEO of HSCS until a permanent successor is named. The company has commenced an external search for the HSCS position.

Henderson joined Cardinal Health in 2005 from Eli Lilly Canada Inc. where he was president and general manager. He joined Lilly in 1998 as vice president and corporate treasurer, and also held the position of corporate controller. Prior to that, Henderson held various management positions at General Motors Corp. in Canada, Great Britain, Singapore and the U.S.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $87 billion, global company serving the health care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined™ infection surveillance services and the CareFusion™ patient identification system. The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Ranked No. 19 on the Fortune 500 and No. 1 in its sector on Fortune’s ranking of Most Admired firms, Cardinal Health employs more than 40,000 people on five continents. More information about the company may be found at www.cardinalhealth.com.

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